Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of SITO Mobile, Ltd. (the “Company”) on Form S-8 (File Nos. 333-163557, 333-175725 and 333-175728) and Form S-3 (File Nos. 333-212545 and 333-213221)of our report dated April 17, 2017, on our audit of the consolidated financial statements of the Company as of December 31, 2016 and 2015, and for the two years in the period ended December 31, 2016, which report is included in this Annual Report on Form 10-K for the two years ended December 31, 2016 and 2015.

/s/ RBSM LLP

New York, NY

April 17, 2017